SUPPLEMENTAL INDENTURE
TO INDENTURE

This SUPPLEMENTAL INDENTURE, dated as of November 1, 2006 (the “Supplemental Indenture”), is entered into by and among Essex Portfolio, L.P., a California limited partnership (hereinafter called the “Issuer”), Essex Property Trust, Inc., a Maryland corporation (hereinafter called the “Guarantor”), and Wells Fargo Bank, N.A., as trustee hereunder (hereinafter called the “Trustee”), under the Indenture (defined below). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Indenture.

WHEREAS, the Issuer, the Guarantor and the Trustee are parties to that certain Indenture, dated as of October 28, 2005 (the “Indenture”), pursuant to which the Issuer issued $225,000,000 aggregate principal amount of 3.625% Exchangeable Senior Notes due 2025 (the “Notes”);

WHEREAS, the Issuer, the Guarantor and the Trustee desire to amend the Indenture as set forth herein to modify a provision of the Indenture to conform that provision to the description thereof set forth in the Offering Memorandum and to cure an ambiguity contained in the Indenture;

  WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer, the Guarantor and the Trustee may amend or supplement the Indenture without the consent of the holders of the Notes in order to modify any provision of the Indenture to conform that provision to the description thereof set forth in the Offering Memorandum and to cure any ambiguity, omission, defect or inconsistency in the Indenture; and

WHEREAS, all of the conditions set forth in the Indenture necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been satisfied.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuer, the Guarantor and the Trustee hereby agree to amend the Indenture as follows:

ARTICLE I
AMENDMENTS

Section 1.1 Amendment. Section 13.05(e) of the Indenture is hereby amended and restated in its entirety to read as follows:

“(e) In case the Guarantor shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock cash (including any quarterly cash dividend, but excluding (x) any quarterly cash dividend distributed on the Common Stock to the extent the aggregate cash dividend per share of Common Stock in any Fiscal Quarter does not exceed $0.84 (as adjusted to reflect subdivisions and combinations of the Common Stock, the “dividend threshold amount”), (y) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Guarantor, whether voluntary or involuntary, and (z) any dividend or distribution in connection with a reclassification, consolidation, merger, binding share exchange or sale to which Section 13.06 applies), then, in such case, the Exchange Rate shall be increased so that the same shall equal the rate determined by multiplying the Exchange Rate in effect on the applicable record date by a fraction,

(i) the numerator of which shall be the Current Market Price on such record date less the dividend threshold amount; and

(ii) the denominator of which shall be the Current Market Price on such record date less the full amount of cash so distributed, as applicable to one share of Common Stock,

such adjustment to be effective immediately prior to the opening of business on the day following the record date for such dividend or distribution; provided, that if an adjustment is required to be made as a result of a distribution that is not a quarterly dividend, the dividend threshold amount shall be deemed to be zero. If such dividend or distribution is not so paid or made, the Exchange Rate shall again be adjusted to be the Exchange Rate that would then be in effect if such dividend or distribution had not been declared.”

ARTICLE II
GENERAL PROVISIONS

Section 2.1  Effective Date. This Supplemental Indenture shall become effective and be operative as of the date first above written.

Section 2.2 Ratification of Indenture. Except as expressly amended by this
Supplemental Indenture, the Indenture is in all respects hereby acknowledged, ratified and confirmed and shall continue in full force and effect in accordance with the terms thereof.

Section 2.3 Successors. All agreements of the Issuer, the Guarantor and the Trustee in this Supplemental Indenture shall bind their respective successors and assigns.

Section 2.4 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, including, without limitation, Section 5-1401 of the New York General Obligations Law.

Section 2.5 Severability. In case any provision of this Supplemental
Indenture shall be deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.6 Headings. The Article and Section headings in this
Supplemental Indenture are for convenience only and shall not affect the construction of this Supplemental Indenture.

Section 2.7 Counterparts. This Supplemental Indenture may be
executed in any number of counterparts, each of which shall be deemed an original but all such counterparts shall together constitute the same instrument.

Section 2.8 Unity. All provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture and the Notes. The Indenture and the Notes, as amended and supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 2.9 Trustee Not Responsible. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Issuer and the Guarantor, and the Trustee assumes no responsibility for their correctness.

Section 2.10 Trust. The Trustee accepts the trusts created by the Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented hereby.

Section 2.11 Third-Party Beneficiaries. Nothing in this Supplemental Indenture express or implied, shall give to any Person, other than the parties hereto, and their successors under the Indenture, and the Holders any benefit or any legal or equitable right, remedy or claim under the Indenture.

Section 2.12.  Trust Indenture Act. If any provisions hereof limit, qualify or conflict with any provisions of the TIA required under the TIA to be a part of and govern this Supplemental Indenture, the provisions of the TIA shall control. If any provision hereof modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provisions shall be deemed to apply to this Supplemental Indenture as so modified or excluded, as the case may be.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ESSEX PORTFOLIO, L.P. By: Essex Property Trust, Inc. Its Sole General Partner
By:	/s/ Michael T. Dance
	Name:	Michael T. Dance
	Title:	Executive Vice President and Chief Financial Officer

ESSEX PROPERTY TRUST, INC., as Guarantor
By:	/s/ Michael T. Dance
	Name:	Michael T. Dance
	Title:	Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, N.A., as Trustee
By:	/s/ Maddy Hall
	Name:	Maddy Hall
	Title:	Assistant Vice President